Exhibit 10.8

PISH POSH, INC.

August 25, 2022

Eric Sherb

Via Email: eric@pishposhbaby.com

Dear Eric:

Pish Posh, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

1.       Position. You will be employed in a full-time, exempt position as Chief Financial Officer and you will initially report to Jesse Sutton, Chief Executive Officer. Your anticipated start date of employment is August 29, 2022 (“Start Date”).

2.       Compensation. You will be paid a base salary of $125,000 per year, payable on the Company’s regular payroll dates, less applicable withholding deductions. As an exempt employee, your salary is intended to pay for all hours worked during each pay period.

3.       Employee Benefits. As a regular employee of the Company, you will be eligible to participate in any Company-sponsored benefits that may be offered from time to time, which may include health insurance coverage on the same terms and conditions as other executive employees of the Company. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.       Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee and once the Company adopts an equity incentive plan, you will be granted an option to purchase 28,000 shares of common stock of the Company at an exercise price of $1.25 per share. You will vest in 25% of the option shares after 12 months of continuous service beginning with your Start Date, and the balance will vest in quarterly installments over the next 36 months of continuous service, as described in the applicable stock option agreement. The options will be subject to the terms and conditions applicable to options granted under the equity incentive plan, as described in that plan and the applicable stock option agreement, which shall govern in the event of any conflicts.

5.       Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement which will be provided to you under separate cover.

6.       Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Employment with the Company is for no specific period of time. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Eric Sherb

7.       Outside Activities. While you render services to the Company, you agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests. You also agree that you will not engage in any other employment, consulting or other business activity that may conflict with the performance of your duties or conflict with your responsibility to the Company without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.       Legal Obligations or Restrictions. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations or restrictions that would prohibit you from performing your duties with the Company, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You understand that your offer of employment and ongoing employment are contingent upon such representations.

You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. You also agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company's interests.

9.      Contingencies of Hire. This offer is contingent upon your satisfactory completion of certain requirements, including successful completion of a background check (if required) and the Company’s verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment. This offer also will be contingent upon your execution of the Company’s Proprietary Information and Inventions Agreement prior to your start date. This offer will be withdrawn if any of the above conditions are not satisfied.

10.    Tax Matters.

                  a.       Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

          b.       Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Eric Sherb

11.     Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement (when provided to you) and return them to me. This offer, if not accepted, will expire at the close of business five (5) days after the date of this letter.

 We look forward to having you join us.

 If you have any questions regarding this offer, please call me.

Very truly yours,

PISH POSH, INC.
By	/s/ Jesse Sutton
Jesse Sutton
Title:

I have read understand and accept this employment offer and my status as an at will employee:

/s/ Eric sherb
Eric Sherb

Dated:	8/29/2022